ATLANTIC CENTRAL ENTERPRISES, LTD.
                             Hamilton, Bermuda

                            TERM SHEET BETWEEN
                        WSM CONSULTANTS, LTD. (WSM)
                                    AND
               THE ATLANTIC CENTRAL ENTERPRISES, LTD. (ACE)
                               (the parties)


1. Ace will form a company to be called www.net Ltd. (Bermuda) (w.net) which will be 100% owned by ACE.

2.      w.net will agree to fund WSM for the following amounts.

(i)     $15,000 in the month of August, 1997
              and
(ii)    The lower of (a) or (b) below:

  (a) A maximum of $15,000 per month for 4 months, September 1997 to December 1997

              or
  (b) the cash flow shortfall from operations for September, October, November and December.

(iii) w.net will have the right to continue to fund WSM for the six month period January 1 through June 30, 1998 on the same basis as 2(ii) above. W.net will give WSM notice by 11/30/97 if it is going to exercise this option. The provisions of item 7 below concerning the non-cancellable right of w.net to force a merger of WSM into w.net will be extended through 6/30/98 under this scenario.

3. The investment will be witnessed by 10% secured note in WSM and will be collaterallized by 100% of all assets, current and future, and 100% of the stock position of WSM owned by Warren Schmidt (WS), the major shareholder of WSM.

4. The notes will be payable in one year in amounts equal to the funding plus 10% due on the 12 month anniversary of each monthly funding.



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            48 Par La Ville, Suite 615, Hamilton HM 11, Bermuda

5. w.net will receive 300,000 warrants to acquire WSM Consultants, Ltd. shares exercisable at .25 on July 2, 1998 or any date whether pre or post 7/2/98 if a merger has been consummated under the provisions of items 7 or 8 below then exerciseable simultaneously with the merger.

  After July 2 and assuming no merger exercisable at 50 cents a share. The exercise period at 50 cents will extend through 6/30/2000.

  The 300,000 warrants will have an antidilution clause which will protect w.net against dilution for the period, i.e., number of warrants and exercise price will be adjusted by dividing $75,000 by the lowest price that shares are sold for, or issued for in lieu of services or options granted or warrants issued and with the quotient increasing the number of warrants issued to w.net. The exercise price will then be adjusted to that price, if lower.

6. w.net will own and maintain all equipment which it acquires and places on the premises of WSM operations and will have the right to remove the same at their discretion.

7. w.net will have the non-cancellable right until January 31, 1998 to request and cause WSM to trade all of its net assets and operations (exclusive of any personal or related party liabilities due to current WSM principals) for 25% of the w.net equity if w.net and/or ACE has caused at least $750,000 of new funding including the amounts funded in item 3 to be infused into WSM and/or w.net on a combined basis. If the option of w.net as outlined in 2(iii) above is exercised, the provisions of item 7 will be extended through 6/30/1998.

8. Conversely, WSM will have the non-cancellable right until January 31, 1998 to trade all of its net assets and operations (exclusive of any personal liabilities due to current WSM principals) which right will not be contingent upon performance criteria. The right of WSM will be extended through 7/31/98 if w.net exercises its option as outlined in 2(iii).

9. Warren Schmidt and Pat Rooney will take no salary for either WSM or w.net except out of profits of these operations or after full funding and/or merger as herein described.

10. WSM and w.net will perform all intercompany work for each other using existing personnel at no additional cost. W.net will fund on a current basis the additional personnel necessary to create new business acquired by w.net and pay WSM 20% over that cost. The definition of cost will be negotiated on a project by project basis. The intent of the parties is for cost to represent actual out of pocket expenses.

11. Upon the merger of WSM and w.net, w.net will give to WSM an option to acquire 300,000 shares of the newly merged company for $75,000. The option will have an exercise period through 6/30/2000.

12. WSM has agreed that it would issue an option to T. Tobias for 101,600 shares of its common stock exercisable $101.60 through 6/30/2000.

  W.net has agreed that it will issue an option to T. Tobias for 80,000 shares of its common stock exercisable at 25 cents per share through 6/30/2000.

  Both options set will be issued or granted only if a merger of WSM and w.net is consummated.

13. The transaction herein contemplated will cause the following capitalizations to result for WSM and w.net.


NAME                       WSM        WWW.net   ADJUSTMENTS                    %
                                     ---------     --------    ---------    -----
Warren Schmidt           1,518,400                 +300,000    1,818,400     22.3
Employee and Investors      80,500                                80,500      1.0
                         ---------
                         1,580,500
Option to Tobias           101,600                  +80,000      181,600      2.5
                         ---------
                         1,700,500
Option to WWW.net          300,000                 (300,000)
                         ---------
                         2,000,000   2,000,000
Shares of WWW.net
  owned by ACE                       6,000,000      (80,000)   5,920,000      74%
                                     ---------     --------    ---------     ----
                                     8,000,000            0    8,000,000     100%
                                     =========     ========    =========     ====

The conditions herein presented represent the understanding of the parties. Any changes shall be made and acknowledged by the parties in writing.


Agreed and accepted             Agreed and accepted


/s/ Warren Schmidt              /s/ Patrick J. Rooney
------------------------------  -----------------------------
WSM, Consultants                      Atlantic Central Enterprises, Ltd.
Warren Schmidt                        Patrick J. Rooney
CEO                                   CEO


     8/18/97                       8/18/97
------------------------------  -----------------------------
Date                                  Date

